Exhibit 99.1

Press Release dated January 7, 2005

For Immediate Release

ACCEPTANCE INSURANCE COMPANIES INC. ANNOUNCES

VOLUNTARY FILING FOR REORGANIZATION UNDER CHAPTER 11

(Council Bluffs, Iowa–January 7, 2005) Acceptance Insurance Companies Inc. (“AICI”), the parent company of Acceptance Insurance Company, filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Nebraska (the “Bankruptcy Court”) on January 7, 2005. Two of AICI’s non-insurance company subsidiaries, Acceptance Insurance Services, Inc. (“AIS”) and American Agrisurance, Inc. (“AmAg”), have also today filed voluntary petitions for liquidation under Chapter 7 of the United States Bankruptcy Code.

“We want to emphasize that the filings by AICI, AIS and AmAg do not involve Acceptance Insurance Company,” said John E. Martin, Chief Executive Officer of AICI. “Acceptance Insurance Company will remain under the supervision of the Nebraska Department of Insurance. Pursuant to the McCarran Ferguson Act, the Bankruptcy Court has no jurisdiction or authority over the assets or operations of Acceptance Insurance Company. In short, we do not anticipate that the bankruptcy filings by AICI, AIS and AmAg will affect in any way the operations of Acceptance Insurance Company or its ability to promptly satisfy its obligations.”

AICI intends to remain in business during the Chapter 11 reorganization process. The reorganization is focused upon maximizing the value of AICI’s assets for the benefit of its creditors. AICI is considering strategic alternatives available to it, including the potential sale of all or a portion of its assets. AICI has no intent to alter or affect the current operations of Acceptance Insurance Company.

The documents filed by AICI, AIS and AmAg in the Bankruptcy Court are available for review. These documents may be reviewed at the office of the Clerk of the Bankruptcy Court or may be viewed at the Bankruptcy Court PACER website at https://ecf.neb.uscourts.gov/ on the Internet. If interested, individuals will need to contact the administrator of the PACER court records system at 1-800-676-6856 to get an Internet password to gain online access to the AICI documents.

This release contains forward-looking statements with respect to AICI’s business operations and strategy. Such forward-looking statements are subject to inherent risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such forward-looking statements.

###

Contacts:

John E. Martin

Chief Executive Officer

712-329-3696

Gary N. Thompson

Chief Financial Officer

712-329-3693

- i -